Supplement dated December 1, 2000
                     To Prospectus dated September 21, 1998

As of December 1, 2000, the issuer, Agway Financial Corporation, approved the following changes: 8.50% and 8.75% Subordinated Money Market Certificates due October 31, 2015, authorized principal amount decreased from $35,000,000 to $33,000,000.
         9.00% and 9.25% Subordinated Member Money Market Certificates due October 31, 2015, authorized principal amount increased from $75,000,000 to $83,000,000.
         9.75% Subordinated Money Market Certificates due October 31, 2009, authorized principal amount decreased from $60,000,000 to $54,000,000.

As of November 1, 2000, the issuer,  Agway Financial  Corporation,  approved the following changes:
         Subordinated Money Market Certificates originally due October 31, 2013: rates increased from 6.75% to 8.50% and from 7.00% to 8.75%, due date changed to October 31, 2015, and authorized principal amount increased from $30,000,000 to $35,000,000.
         Subordinated Member Money Market Certificates originally due October 31, 2013: rates increased from 7.25% to 9.00% and from 7.50% to 9.25%, due date changed to October 31, 2015, and authorized principal amount decreased from $80,000,000 to $75,000,000.
          Subordinated Money Market Certificates due October 31, 2004: rate increased from 7.75% to 9.50%, and authorized principal amount decreased from $40,000,000 to $30,000,000.
         Subordinated Money Market Certificates originally due October 31, 2006: rate increased from 8.00% to 9.75%, due date changed to October 31, 2009, and authorized principal amount increased from $50,000,000 to $60,000,000.
         The original principal amount of Subordinated Money Market Certificates registered under the Securities Act of 1933 pursuant to the foregoing registration statement is unchanged.